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                                                     [MICHAELS LOGO]

NEWS RELEASE                                         Contact: Bryan M. DeCordova
FOR IMMEDIATE RELEASE                                Executive Vice President -
                                                     Chief Financial Officer
                                                     (972) 409-1581

                                                     Christopher J. Holland
                                                     Vice President - Finance
                                                     (972) 409-1667


                    MICHAELS ANNOUNCES 2-FOR-1 STOCK SPLIT

IRVING, Texas -October 31, 2001 - Michaels Stores, Inc. (Nasdaq: MIKE) announced today that its Board of Directors has approved a two-for-one split on its common stock which will be effected as a stock dividend. Holders of the company's common stock as of the close of business on November 12, 2001 (the record date for the stock dividend) will be entitled to one additional share for every share held at that time. The stock dividend will be paid on November 26, 2001.

     Charles J. Wyly, Jr., Chairman of the Board, said, "As a result of the outstanding accomplishments of our management team, led by CEO Michael Rouleau, in developing and executing strong initiatives for short and long-term growth, we confidently take this action which we believe will reward our shareholders with greater market liquidity and wider distribution."

     Since Charles Wyly and his brother, Sam, took Michaels public in 1984, the chain has grown from 10 to 825 stores and its stock has increased in value by over 2000%, from $2.50 per share at the IPO to $52.63 per share at the close of business on October 30, 2001.

     Michaels Stores, Inc. (www.michaels.com) is the world's largest retailer of arts, crafts, framing, floral, decorative wall decor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. The Company owns and operates 690 Michaels stores in 48 states, Canada, and Puerto Rico, 134 Aaron Brothers stores, located primarily on the West Coast, and 1 wholesale operation located in Dallas, Texas.

CERTAIN STATEMENTS CONTAINED HEREIN WHICH ARE NOT HISTORICAL FACTS ARE FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, CUSTOMER DEMAND AND TRENDS IN THE ARTS AND CRAFTS INDUSTRY, RELATED INVENTORY RISKS DUE TO SHIFTS IN CUSTOMER DEMAND, THE EFFECT OF ECONOMIC CONDITIONS, THE IMPACT OF COMPETITORS' LOCATIONS OR PRICING, THE AVAILABILITY OF ACCEPTABLE LOCATIONS FOR NEW STORES, DIFFICULTIES WITH RESPECT TO NEW INFORMATION SYSTEM TECHNOLOGIES, SUPPLY CONSTRAINTS OR DIFFICULTIES, THE RESULTS OF FINANCING EFFORTS, THE EFFECTIVENESS OF ADVERTISING STRATEGIES AND OTHER RISKS DETAILED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.

This press release is available to First Call subscribers and on the Michaels Stores, Inc. web site at www.michaels.com.




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8000 BENT BRANCH DRIVE - IRVING, TEXAS 75063
972/409-1300